Exhibit 4.1
Form of Lock-Up Agreement
                                        , 2009
Dahlman Rose & Company, LLC
Haywood Securities Inc.
     As Representatives of the several
     Agents referred to below
c/o Dahlman Rose & Company, LLC
Uranerz Energy Corporation Lock-Up Agreement
Ladies and Gentlemen:
          This letter agreement (this “Agreement”) relates to the proposed public offering (the “Offering”) by Uranerz Energy Corporation, a Nevada corporation (the “Company”), of its common stock, $0.001 par value per share (the “Stock”).
          In order to induce you and the other agents for which you act as representatives (the “Agents”) to act as agents in connection with the Offering, the undersigned hereby agrees that, without the prior written consent of Dahlman Rose & Company, LLC and Haywood Securities Inc. (the “Lead Agents”), during the period from the date hereof until sixty (60) days from the date of the final prospectus for the Offering (the “Lock-Up Period”), the undersigned (a) will not, directly or indirectly, offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any Relevant Security (as defined below), and (b) will not establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” with respect to any Relevant Security (in each case within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any economic consequence of ownership of a Relevant Security, whether or not such transaction is to be settled by delivery of Relevant Securities, other securities, cash or other consideration. As used herein “Relevant Security” means the Stock, any other equity security of the Company or any of its subsidiaries and any security convertible into, or exercisable or exchangeable for, any Stock or other such equity security. The foregoing provisions of this paragraph shall not apply to (a) transfers of shares of Common Shares or any security convertible into or exercisable or exchangeable for Common Shares disposed of as bona fide gifts, (b) entry into written trading plans for the sale or other disposition by the undersigned of Common Shares for purposes of complying with Rule 10b5-1 of the Exchange Act (“10b5-1 Plans”), provided that no sales or other distributions pursuant to a 10b5-1 Plan may occur until the expiration of the Lock-Up Period and provided that no public announcements or public filings are made regarding the entry into a 10b5-1 Plan until the expiration of the Lock-Up Period, (c) transfers by the undersigned of shares of Common Shares or any security convertible into or exercisable or exchange able for Common Shares as a result of testate, intestate succession or bona fide estate planning, (d) transfers by the undersigned to a trust, partnership, limited liability company or other entity, the majority of the beneficial interests of which are held, directly or indirectly, by the undersigned, (e) distributions by the undersigned of shares of Common Shares or any security convertible into or exercisable or exchangeable for Common Shares to limited partners or stockholders of the undersigned and (f) the exercise of an option or warrant or the conversion of a security outstanding on the date of this Lock-up Agreement by the undersigned pursuant to the Company’s Stock Option Plan, provided that no sales of the underlying common stock occurs until the expiration of the Lock-Up Period; provided that in the case of any such permitted transfer or distribution pursuant to clause (a), (c), (d), (e) or (f), each transferee or distribute shall sign and deliver a lock-up letter substantially in the form of this Lock-Up Agreement.
          Notwithstanding the preceding paragraph, if (1) during the last 17 days of the Lock-Up Period the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the Lock-Up Period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, the restrictions imposed by the immediately preceding paragraph shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable, unless the Lead Agents waive, in writing, such extension. The undersigned acknowledges that the Company has agreed in the placement agency agreement for the Offering to provide notice to the undersigned of any event that would result in an extension of the Lock-Up Period pursuant to this paragraph, and the undersigned agrees that any such notice properly delivered will be deemed to have been given to, and received by, the undersigned.
          The undersigned hereby authorizes the Company during the Lock-Up Period to cause any transfer agent for the Relevant Securities to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, Relevant Securities for which the undersigned is the record holder and, in the case of Relevant Securities for which the undersigned is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to, such Relevant Securities. The undersigned hereby further agrees that, without the prior written consent of the Lead Agents, during the Lock-up Period the undersigned (x) will not file or participate in the filing with the Securities and Exchange Commission of any registration statement, or circulate or participate in the circulation of any preliminary or final prospectus or other disclosure document with respect to any proposed offering or sale of a Relevant Security and (y) will not exercise any rights the undersigned may have to require registration with the Securities and Exchange Commission of any proposed offering or sale of a Relevant Security.
          The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement and that this Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms. Upon request, the undersigned will execute any additional documents necessary in connection with enforcement hereof. Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned from the date first above written.
          This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Delivery of a signed copy of this letter by facsimile transmission shall be effective as delivery of the original hereof.

[signature page follows]

Very truly yours,
By:

Print Name: